Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OGE Energy Corp. 2022 Stock Incentive Plan of OGE Energy Corp. of our reports dated February 23, 2022, with respect to the consolidated financial statements of OGE Energy Corp. and the effectiveness of internal control over financial reporting of OGE Energy Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021 and the financial statement schedule of OGE Energy Corp. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma
August 4, 2022